EXHIBIT 99

Contact:

Martin O’Grady	Pippa Isbell
Vice President, Chief Financial Officer	Vice President, Corporate Communications
Tel: +44 20 7921 4038	Tel: +44 20 7921 4065
E: martin.ogrady@orient-express.com	E: pippa.isbell@orient-express.com

FOR IMMEDIATE RELEASE

August 3, 2010

ORIENT-EXPRESS HOTELS REPORTS SECOND QUARTER 2010 RESULTS

Second Quarter Earnings Summary

•                  Second quarter total revenues, excluding Real Estate, up 13% to $146.0 million

•                  Revenue from owned hotels up 15%

•                  Same store RevPAR up 12% in local currency, up 13% in US dollars

•                  Adjusted EBITDA before Real Estate of $32.4 million, up 22%

Key events

•                  Grand Hotel Timeo and Villa Sant’Andrea in Taormina, Sicily opened on May 27, as scheduled, following initial renovations

•                  Sale of La Cabaña, Buenos Aires completed for $2.7 million

•                  A further $3.9 million received from the defendants in the “Cipriani” trademark litigation.  Deferred payment terms agreed over five years for the remaining $9.8 million

•                  Since July 1, all PeruRail services have been restored on the Cuzco-Machu Picchu line following the devastation of the track due to floods in January. During the second quarter there were limited operations, supported by coach services

Hamilton, Bermuda, August 3, 2010.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners or part-owners and managers of 50 luxury hotel, restaurant, tourist train and river cruise properties operating in 24 countries, today announced its results for the second quarter ended June 30, 2010.

Net loss for the period was $0.8 million (loss of $0.01 per common share) on revenue of $173.4 million, compared with a net loss of $24.3 million (loss of $0.36 per common share) on revenue of $129.4 million in the second quarter of 2009.  Net earnings from continuing operations for the period were $1.0 million (earnings of $0.01 per common share), compared with a net loss of $2.5 million (loss of $0.04 per common share) in the second quarter of 2009. The adjusted net earnings from continuing operations for the period were $3.4 million (earnings of $0.04 per common share), compared with an adjusted net loss of $2.5 million (loss of $0.04 per common share) in the second quarter of 2009.

“Overall, we continue to be encouraged,” said Paul White, President and Chief Executive Officer.  “Same store RevPAR in the second quarter grew in all regions, with North America up a healthy 16% and Rest of World 34% up in local currency.  Total EBITDA for Owned Hotels was up $4.0 million. Trains and Cruises revenues and EBITDA were stable year over year despite the impact on PeruRail of the floods that destroyed parts of the track to Machu Picchu.  Across the business as a whole, before Real Estate, total revenues were up $16.6 million and EBITDA was up $6.3 million.

“I am pleased to be able to report that significant progress has been made in the refinancing of both our European and US assets, most of which have loan maturities in the second half of 2011.  It is also good to see the effect of our strategic actions, combined with the fledgling recovery, resulting in our debt to EBITDA ratio continuing to move in the right direction.”

Business Highlights

Revenue, excluding Real Estate revenue, was $146.0 million in the second quarter of 2010, up $16.6 million from the second quarter of 2009.

Revenue from Owned Hotels for the second quarter was $118.1 million. On a same store basis, Owned Hotels RevPAR was up 12% in local currency and up 13% in US dollars.

Trains and Cruises revenue in the second quarter was $21.9 million, which includes the Company’s share of PeruRail insurance income (net of costs) of $2.8 million.  This was in line with the prior year quarter.

Adjusted EBITDA before Real Estate was $32.4 million compared to $26.6 million in the prior year. The principal variances from the second quarter of 2009 included Grand Hotel Europe, St. Petersburg, Russia (up $1.8 million), Copacabana Palace, Rio de Janeiro, Brazil

(up $1.2 million), Charleston Place, Charleston, South Carolina (up $1.4 million), The Westcliff, Johannesburg, South Africa (up $1.8 million) and share of results from Hotel Ritz Madrid, Spain (up $1.2 million).

On May 27, the Grand Hotel Timeo and Villa Sant’Andrea re-opened on schedule under the Orient-Express flag, following the first phase of renovations.  The staff, who trained at other Orient-Express hotels in Italy during the closure, are coping well with the heavy demands of the summer season, starting with a full house of demanding guests for the annual Taormina Film Festival within two weeks of opening.

During the quarter £2.6 million ($3.9 million) was received from the defendants in the “Cipriani” trademark litigation.  This is in addition to £0.5 million ($0.8 million) already received in these proceedings.  The balance of the claim of £6.6 million ($9.8 million) is to  be settled by a deferred payment arrangement to be received over five years.

On June 1, the Bermuda Supreme Court upheld the Company’s class B shareholding structure and dismissed the petition filed in early 2009 by two hedge fund groups challenging that structure.  One of them has indicated an intention to appeal this judgment.

In May, the Company completed the sale of La Cabaña restaurant in Buenos Aires, Argentina for $2.7 million, which was received in the quarter.

In July, the complete railway track from Cuzco to Machu Picchu reopened following the heavy flooding on the line in January 2010, which made whole sections of the track impassable.  In April, PeruRail established its operations at a temporary station in the Sacred Valley and coordinated transfers by bus between Cuzco and the Sacred Valley, and onwards to Machu Picchu by rail.

The seventeen terrace rooms under renovation at the Grand Hotel Europe were finished in time for the high season of White Nights which runs from May to July. A three year phased restoration of the facade of the hotel commenced in July.

Restoration is progressing on the new 56 key hotel Palacio Nazarenas, adjacent to Hotel Monasterio in Cuzco, Peru, with 50% of basic construction of listed buildings and 65% of excavation of non-historic areas now complete.  Due to some interesting archaeological finds, work on certain sections of the site is being delayed and completion of the project is now expected in the first quarter of 2012.

The volatile political situation in Bangkok has calmed considerably but demand for the Asian hotels and the Eastern & Oriental Express continues to be monitored closely because many flights are routed through Bangkok. At present, business has returned to normal during this low season period in the region.

At the Company’s Porto Cupecoy development in St Maarten, the legal title of 45 units had been transferred at the end of the quarter and a further 28 units have been transferred since then.  The cumulative number sold is now 105 out of a total of 185 units. All third party debt has now been discharged on this project.

Regional Performance

Europe:  In the second quarter of 2010, revenues from Owned Hotels were $56.5 million, up 8% from $52.2 million in the second quarter of 2009.  Same store RevPAR increased by 1% in local currency. EBITDA was $17.3 million in the second quarter 2010 versus $17.2 million in the prior year. The second quarter 2010 included EBITDA losses of $1.0 million for Grand Hotel Timeo and Villa Sant’Andrea of which $0.5 million were start-up costs.  The hotels opened at the end of May and had only one full month of trading.  Grand Hotel Europe experienced a $1.8 million gain in EBITDA, driven by a 17% increase in local currency RevPAR and strong banqueting business.

North America:  Revenue from Owned Hotels was $29.2 million, up 9% from $26.8 million in the second quarter of 2009.  EBITDA was $5.4 million in 2010 versus $4.3 million in the prior year. Both revenue and EBITDA increases were mainly attributable to Charleston Place Hotel, which had revenue growth of $1.8 million, or 14%, and EBITDA gains of $1.4 million driven by both strong group and transient room night demand.  Local currency same store RevPAR for the region increased by 16%.

Southern Africa:  Revenue of $9.2 million in the second quarter of 2010 was up by $2.6 million, or 39% over the prior year, with local currency same store RevPAR up 57%. EBITDA of $2.5 million was $1.5 million higher than the second quarter of 2009. Revenue was boosted by the World Cup tournament in June, although business levels in the run up to the World Cup were lower than the previous year.

South America:  Revenue was $15.7 million in the 2010 second quarter, compared to $11.1 million in the prior year.  Same store RevPAR in local currency for the region increased by 32%. The Copacabana Palace contributed $3.2 million of the revenue increase, which was driven by rooms and food and beverage growth, especially from banqueting.  Hotel das Cataratas, Iguassu Falls, Brazil, on schedule for third phase completion in September, experienced an EBITDA loss in the 2010 quarter of $1.6 million, compared to an EBITDA loss of $1.5 million in the prior year. For the region, EBITDA of $3.0 million was $1.7 million higher than the prior year. This included a $1.8 million adverse impact on costs caused by the strengthening of local currencies.

Asia Pacific:  Revenue was $7.5 million in the second quarter of 2010, up $1.3 million or 20%. Same store RevPAR in local currency for the region increased by 12%. EBITDA was $0.8 million in the current quarter and $1.2 in the prior year quarter.

Hotel management and part-ownership interests:  EBITDA for the second quarter of 2010 was $2.2 million compared to $1.2 million in the second quarter of 2009. Of the increase in EBITDA, $1.2 million was attributable to the Hotel Ritz Madrid, Spain. This was offset by a fall of $0.2 million from the Peru hotels, which suffered from the lingering impact of the floods that occurred in the first quarter.

Restaurants:  Revenue from ‘21’ Club, New York in the second quarter of 2010 was $3.8 million, up 15% compared to $3.3 million in the second quarter of 2009, and EBITDA was $0.5 million compared to $0.3 million in the prior year.

Trains and Cruises:  Revenue in the second quarter of 2010 and 2009 was unchanged at $21.9 million. EBITDA in the second quarter of 2010 was $6.8 million, compared to an EBITDA of $6.9 million in the prior year.  Both revenue and EBITDA included insurance income in the second quarter of 2010 of $2.8 million from PeruRail, which was impacted by the damage to tracks caused by the floods during the first quarter of 2010.

Central costs:  In the second quarter of 2010, central costs were $5.7 million compared with $6.8 million in the prior year period. The current year quarter is net of $0.3 million of cost recovery relating to the Bermuda litigation and $0.8 million gain from the favorable settlement of the “Cipriani” trademark litigation, both of which are excluded from adjusted EBITDA.

Real Estate:  In the second quarter of 2010, there was an EBITDA loss of $1.4 million from real estate activities compared with $0.5 million in 2009, primarily relating to Porto Cupecoy. During the quarter, the Company recognized revenue from units transferred to customers of $27.4 million.

Depreciation and amortization:  The depreciation and amortization charge for the second quarter of 2010 was $11.6 million compared with $9.5 million in the second quarter of 2009.

Interest:  The interest charge for the second quarter of 2010 was $7.4 million compared to $7.5 million in the second quarter of 2009.

Tax:  The tax charge for the second quarter of 2010 was $7.4 million compared with $11.0 million in the same quarter in the prior year. The prior year included a deferred tax charge of $2.7 million arising in respect of fixed asset timing differences following appreciation of local currencies against the US dollar.

Discontinued operations:  The loss for the second quarter of 2010 was $1.8 million including the results of Bora Bora Lagoon Resort. The loss included an operating loss in the quarter, net of tax, of $1.4 million and a final loss on the sale of La Cabaña restaurant of $0.4 million.

Investment:  The Company invested $3.8 million during the quarter in Hotel das Cataratas. Payments of a further $1.8 million were made to the New York Public Library and there was additional capital expenditure of $15.9 million in the second quarter, including $1.3 million at Hotel Cipriani, Venice, Italy, $6.4 million at Grand Hotel Timeo and Villa Sant’Andrea and $1.8 million at Le Manoir aux Quat’ Saisons.

Liquidity

At June 30, 2010, the Company had term debt (including the current portion) of $761.6 million, working capital loans of $8.2 million and cash balances of $129.1 million (including $16.6 million of restricted cash), giving a total net debt of $640.7 million compared with total net debt of $697.8 million at the end of the first quarter of 2010.

At June 30, 2010, undrawn amounts available to the Company under committed short-term lines of credit were $18.6 million and undrawn amounts available to the Company under secured revolving credit facilities were $12.0 million, bringing total cash availability at June 30, 2010 to $159.7 million, including restricted cash of $16.6 million.

At June 30, 2010, approximately 63% of the Company’s debt was at fixed interest rates and 37% was at floating interest rates. The weighted average maturity of the debt was approximately 2.2 years and the weighted average interest rate (including margin and swaps) was approximately 3.5%.

Outlook

“As we move into the northern hemisphere high season, traditionally Orient-Express Hotels’ strongest trading quarter, we continue to focus on driving revenue, margins and EBITDA,” said Paul White. “This, along with our stated intention to dispose of non-core assets, four of which have been sold at attractive multiples, and the continued sale of developed Real Estate, should see our net debt reduced to our targeted range of 4-5 x EBITDA by the end of 2011.”

*******

Reconciliation and Adjustments

	Three months ended June 30		Six months ended June 30
$’000 — except per share amounts	2010	2009	2010	2009

EBITDA	31,377	26,011	27,790	27,545
Adjusted items:
Legal costs (1)	(279)	114	(170)	629
Cipriani litigation (2)	(788)	—	(788)	—
Grand Hotel Timeo & Villa Sant’Andrea (3)	497	—	1,640	—
Management restructuring (4)	173	—	1,122	458
Impairment (5)	—	—	—	6,500
Adjusted EBITDA	30,980	26,125	29,594	35,132

US GAAP reported net loss	(820)	(24,313)	(13,828)	(38,952)
Discontinued operations net of tax	1,809	21,812	(3,360)	24,822
Net earnings/(loss) from continuing operations	989	(2,501)	(17,188)	(14,130)
Adjusted items net of tax:
Legal costs (1)	(279)	114	(170)	629
Cipriani litigation (2)	(788)	—	(788)	—
Grand Hotel Timeo & Villa Sant’Andrea (3)	359	—	1,225	—
Management restructuring (4)	173	—	933	366
Impairment (5)	—	—	—	6,500
Interest rate swaps (6)	(22)	(229)	(5)	852
Foreign exchange (7)	3,001	146	230	2,995
Adjusted net earnings/(loss) from continuing operations	3,433	(2,470)	(15,763)	(2,788)

Reported EPS	(0.01)	(0.36)	(0.15)	(0.66)
Reported EPS from continuing operations	0.01	(0.04)	(0.19)	(0.24)
Adjusted EPS from continuing operations	0.04	(0.04)	(0.18)	(0.05)
Number of shares (millions)	90.80	67.17	89.32	59.02

1.              Legal costs incurred in defending the Company’s class B common share structure, net of awards or claims for reimbursement.

2.              Cash received in excess of costs incurred following settlement of “Cipriani” trademark litigation.

3.              Non-recurring costs and purchase transaction costs incurred in relation to Grand Hotel Timeo and Villa Sant’Andrea.

4.              Restructuring and redundancy costs.

5.              Impairment charges recorded on three owned properties.

6.              Charges on swaps that did not qualify for hedge accounting.

7.              Foreign exchange, net of tax, is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the reporting currency of the entity concerned.

Management evaluates the operating performance of the Company’s segments on the basis of segment net earnings before interest, foreign currency, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability  to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies.  EBITDA does not represent net cash provided by operating, investing and financing activities under US generally accepted accounting principles (US GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under US GAAP for purposes of evaluating operating performance.

Adjusted EBITDA and adjusted net earnings of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by US GAAP.  They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by US GAAP.  Management considers adjusted EBITDA and adjusted net earnings to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) which management does not consider indicative of ongoing operations or which could otherwise have a material effect on the comparability of the Company’s operations.  Adjusted EBITDA and adjusted net earnings are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings outlook, investment plans, debt reduction, asset sales and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions in many parts of the world and weakness in financial markets, legislative, regulatory and political developments, and possible continuing challenges to the Company’s corporate governance structure.  Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission.

******

Orient-Express Hotels will conduct a conference call on Wednesday, August 4, 2010 at 10.00 hrs EDT (15.00 GMT) which is accessible at +1 888 935 4577 (US toll free) or +44 (0)20 7806 1957 (Standard International access).  The conference ID is 8342746.  A re-play of the conference call will be available until 5.00pm (EDT) Wednesday, August 11, 2010 and can be accessed by calling +1 866 932 5017 (US toll free) or +44 (0)20 7111 1244 (Standard International) and entering replay access number 8342746#.  A re-play will also be available on the company’s website: www.orient-expressinvestorinfo.com.

ORIENT-EXPRESS HOTELS LTD

Three Months ended June 30, 2010

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Three months ended June 30
$’000 — except per share amount	2010	2009

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	56,505	52,226
- North America	29,215	26,825
- Rest of World	32,382	23,950
Hotel management & part ownership interests	2,182	1,223
Restaurants	3,794	3,275
Trains & Cruises	21,942	21,906
Revenue and earnings from unconsolidated companies before Real Estate	146,020	129,405
Real Estate	27,414	—
Total (1)	173,434	129,405

Analysis of earnings
Owned hotels
- Europe	17,330	17,177
- North America	5,367	4,299
- Rest of World	6,275	3,490
Hotel management & part ownership interests	2,182	1,223
Restaurants	493	275
Trains & Cruises	6,834	6,854
Central overheads	(5,665)	(6,833)
EBITDA before Real Estate and Impairment	32,816	26,485
Real Estate	(1,439)	(474)
EBITDA before Impairment	31,377	26,011
Impairment	—	—
EBITDA	31,377	26,011
Depreciation & amortization	(11,576)	(9,545)
Interest	(7,353)	(7,513)
Foreign exchange	(4,030)	(408)
Earnings before tax	8,418	8,545
Tax	(7,429)	(11,046)
Net earnings/(loss) from continuing operations	989	(2,501)
Discontinued operations	(1,809)	(21,812)
Net loss on common shares	(820)	(24,313)

Loss per common share	(0.01)	(0.36)
Number of shares - millions	90.80	67.17

(1)         Comprises earnings from unconsolidated companies of $4,725,000 (2009 - $2,799,000) and revenue of $168,709,000 (2009 - $126,606,000).

ORIENT-EXPRESS HOTELS LTD

Three Months Ended June 30, 2010

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended June 30
	2010	2009
Average Daily Rate (in US dollars)
Europe	694	753
North America	325	331
Rest of World	327	271
Worldwide	438	438

Rooms Available (000’s)
Europe	85	79
North America	68	69
Rest of World	113	111
Worldwide	266	259

Rooms Sold (000’s)
Europe	44	39
North America	46	40
Rest of World	55	48
Worldwide	145	127

RevPAR (in US dollars)
Europe	363	368
North America	221	190
Rest of World	158	116
Worldwide	240	213

			Change %
Same Store RevPAR (in US dollars)			Dollar	Local currency
Europe	371	368	1%	1%
North America	221	190	16%	16%
Rest of World	163	118	38%	34%
Worldwide	244	215	13%	12%

ORIENT-EXPRESS HOTELS LTD

Six Months ended June 30, 2010

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Six months ended June 30
$’000 — except per share amount	2010	2009

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	69,960	65,677
- North America	56,554	55,980
- Rest of World	70,792	52,068
Hotel management & part ownership interests	874	1,915
Restaurants	6,908	6,566
Trains & Cruises	26,914	28,261
Revenue and earnings from unconsolidated companies before Real Estate	232,002	210,467
Real Estate	31,108	—
Total (1)	263,110	210,467

Analysis of earnings
Owned hotels
- Europe	9,188	11,762
- North America	10,811	12,025
- Rest of World	17,190	12,252
Hotel management & part ownership interests	874	1,915
Restaurants	636	525
Trains & Cruises	5,119	8,297
Central overheads	(13,249)	(11,938)
EBITDA before Real Estate and Impairment	30,569	34,838
Real Estate	(2,779)	(793)
EBITDA before Impairment	27,790	34,045
Impairment	—	(6,500)
EBITDA	27,790	27,545
Depreciation & amortization	(22,893)	(18,668)
Interest	(14,110)	(16,672)
Foreign exchange	(208)	(4,234)
Earnings before tax	(9,421)	(12,029)
Tax	(7,767)	(2,101)
Net loss from continuing operations	(17,188)	(14,130)
Discontinued operations	3,360	(24,822)
Net loss on common shares	(13,828)	(38,952)

Loss per common share	(0.15)	(0.66)
Number of shares - millions	89.32	59.02

(1)         Comprises earnings from unconsolidated companies of $1,868,000 (2009 - $4,350,000) and revenue of $261,242,000 (2009 - $206,117,000).

ORIENT-EXPRESS HOTELS LTD

Six Months Ended June 30, 2010

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Six months ended June 30
	2010	2009
Average Daily Rate (in US dollars)
Europe	618	645
North America	349	370
Rest of World	327	279
Worldwide	397	390

Rooms Available (000’s)
Europe	135	131
North America	136	137
Rest of World	229	219
Worldwide	500	487

Rooms Sold (000’s)
Europe	58	54
North America	87	77
Rest of World	126	109
Worldwide	271	240

RevPAR (in US dollars)
Europe	267	266
North America	224	210
Rest of World	180	139
Worldwide	215	193

			Change %
Same Store RevPAR (in US dollars)			Dollar	Local currency
Europe	270	270	0%	-1%
North America	224	210	7%	6%
Rest of World	190	142	34%	24%
Worldwide	222	197	13%	9%

ORIENT-EXPRESS HOTELS LTD

CONSOLIDATED AND CONDENSED BALANCE SHEETS

(Unaudited)

$’000	June 30 2010	December 31 2009

Assets

Cash	129,142	92,045
Accounts receivable	61,337	59,905
Due from related parties	20,785	19,385
Prepaid expenses	23,532	22,331
Inventories	41,958	44,191
Other assets held for sale	12,915	41,770
Real estate assets	109,900	120,288
Total current assets	399,569	399,915

Property, plant & equipment, net book value	1,242,188	1,211,091
Property, plant & equipment, net book value of consolidated variable interest entities	190,692	192,682
Investments	60,123	58,432
Goodwill	176,958	149,180
Other intangible assets	21,026	20,982
Other assets	32,112	40,408
	2,122,668	2,072,690

Liabilities and Equity

Working capital facilities	8,171	6,666
Accounts payable	29,352	23,575
Accrued liabilities	83,980	74,569
Deferred revenue	68,643	68,784
Due to related parties	—	—
Other liabilities held for sale	2,551	11,847
Current portion of long-term debt and capital leases	146,779	173,223
Current portion of debt of consolidated variable interest entities	67,174	165
Total current liabilities	406,650	358,829

Long-term debt and obligations under capital leases	535,471	559,042
Long-term debt of consolidated variable interest entities	12,213	79,304
Deferred income taxes	93,184	96,642
Deferred income taxes of consolidated variable interest entities	64,100	64,100
Other liabilities	43,604	34,295
Total liabilities	1,155,222	1,192,212

Shareholders’ equity	965,451	878,709
Non-controlling interests	1,995	1,769
Total equity	967,446	880,478
	2,122,668	2,072,690